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                                                        Exhibit 5.1 and 23.3

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Corporate Offices                               AARON NERENBERG
101 Greenwood Avenue                            Vice President General Counsel
Suite 470                                       Secretary
Jenkintown
Pennsylvania 19046-2611

(215) 517-2022
Fax (215) 517-2032
                                                             November 16, 1994



SPS Technologies, Inc.
101 Greenwood Avenue, Suite 470
Jenkintown, PA 19046-2611

Re: Rights Offering

Ladies and Gentlemen:

    I have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 and Amendment No. 1 thereto (together, the "Registration Statement") with respect to the rights offering to its shareholders (the "Rights Offering") by SPS Technologies, Inc., a Pennsylvania corporation (the "Company"), consisting of transferable rights (the "Rights") to subscribe for the purchase of one share of Common Stock, $1.00 par value per share (the "Common Stock") for every ten shares of Common Stock held as of the Rights Offering record date, or up to 515,000 shares of Common Stock (the "Shares") held by the Company as treasury shares, together with a like number of associated rights (the "Preferred Share Rights") issuable under the Company's Rights Agreement (the "Rights Plan"), dated as of November 11, 1988, as amended to date including Amendment No. 2 thereto, between the Company and Mellon Bank (East) N.A.

    I have examined (i) the Registration Statement, (ii) the form of Standby Purchase Agreement between the Company and the standby purchase group and certain affiliated investors, (iii) the Amended and Restated Articles of Incorporation of the Company and its By-Laws, both documents as amended to date, (iv) minutes of meetings of the Company's Board of Directors held July 19 and August 24, 1994 respectively, (v) a form of subscription certificate evidencing the Rights, (vi) the Rights Plan, and such other documents and records of the Company as I have deemed necessary for purposes of this opinion.

    In my examination of the foregoing documents, I have assureed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.



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    I assume that appropriate action will have been taken, prior to the issuance of the Rights and the offer and sale of the Shares, to register and qualify the Rights and the Shares for sale under all applicable state securities or "blue sky" laws unless such issuance and such offer and sale are otherwise exempt thereunder. I note that the Preferred Share Rights have been previously registered under applicable Federal securities law and registered and qualified under all applicable state securities laws or are otherwise exempt thereunder.

    I am a member of the bar of the Commonwealth of Pennsylvania, and I express no opinion as to any matters insofar as any laws other than Federal laws and the laws of the Commonwealth of Pennsylvania may be applicable.

    Based upon the foregoing, I am of the opinion that the Rights, the Shares and the Preferred Share Rights are duly authorized for issuance and, upon (i) the effectiveness of the Registration Statement, (ii) the execution and delivery of the Standby Purchase Agreement by the parties thereto, (iii) the issuance of the Rights and payment for the Shares in accordance with the terms of the Rights Offering as set forth in the Registration Statement and payment for any unsubscribed Shares in accordance with the terms of the Standby Purchase Agreement, (iv) the issuance of the stock certificates by the Company evidencing the Shares, and (v) the issuance of the Preferred Share Rights in accordance with the terms of the Rights Plan, the Rights, the Shares and the Preferred Share Rights will be validly issued, fully paid and non-assessable.

    In connection with my opinion set forth above with respect to the Preferred Share Rights, whether the Board of Directors of the Company might be required to redeem, terminate or otherwise modify the Preferred Share Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of my opinion.

    I hereby consent to the reference to my name under the heading "Legal Matters" in the prospectus which is part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,

                                  By: /s/ Aaron Nerenberg
                                      --------------------
                                          Aaron Nerenberg






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